Exhibit 99.1

Contact:	Mike Cockrell
Treasurer & Chief Financial Officer
(601) 649-4030

SANDERSON FARMS, INC. REPORTS

RESULTS FOR THIRD QUARTER OF FISCAL 2018

LAUREL, Miss. (August 23, 2018) — Sanderson Farms, Inc. (NASDAQ: SAFM) today reported results for the third fiscal quarter and nine months ended July 31, 2018.

Net sales for the third quarter of fiscal 2018 were $852.4 million compared with $931.9 million for the same period a year ago. For the quarter, the Company reported net income of $11.5 million, or $0.50 per share, compared with net income of $115.8 million, or $5.09 per share, for the third quarter of fiscal 2017.

Net sales for the first nine months of fiscal 2018 were $2,437.9 million compared with $2,422.3 million for the first nine months of fiscal 2017. Net income for the first nine months of fiscal 2018 totaled $104.6 million, or $4.58 per share, compared with net income of $206.9 million, or $9.10 per share, for the first nine months of last year.

Net income for the third fiscal quarter reflects an accrual for probable liability for a contribution to the Company’s Employee Stock Ownership Plan of $2.4 million before income tax, or $0.08 per share net of income tax, compared to $12.5 million before income tax, or $0.36 per share net of income tax, for the same period a year ago.

“Sanderson Farms’ financial results for the third quarter of fiscal 2018 reflect significant counter-seasonal weakness in market prices for boneless breast meat produced for food service customers,” said Joe F. Sanderson, Jr., chairman and chief executive officer of Sanderson Farms, Inc. “In fact, market prices for boneless breast meat, chicken breast tenders, boneless thigh meat, bulk leg quarters and jumbo wings produced at our plants that process a larger bird were all significantly lower this year when compared to last year’s third fiscal quarter. We believe the counter-seasonal softness is due, at least in part, to a lack of chicken promotions at both food service and retail grocery stores and an ample supply of competing proteins. Market prices for poultry produced for retail grocery stores continue to reflect a more balanced supply and demand environment. Feed costs per pound of chicken processed during the third fiscal quarter were up 5.8 percent compared to last year’s third quarter and were higher by 7.7 percent sequentially.”

According to Sanderson, compared with the third fiscal quarter of 2017, market prices for chickens sold to retail grocery store customers remained relatively flat at levels reflecting a good supply and demand balance. Compared with the third fiscal quarter of 2017, jumbo boneless breast meat prices were lower by approximately 26.6 percent, the average market price for bulk leg quarters decreased approximately 12.0 percent, and jumbo wing prices were lower by 35.4 percent. The Company’s average feed cost per pound of poultry products processed increased 1.5 cents per pound, or 5.8 percent, compared with the third quarter of fiscal 2017.

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Sanderson Farms Reports Results for Third Quarter of Fiscal 2018

August 23, 2018

Prices paid for corn and soybean meal, the Company’s primary feed ingredients, increased 4.3 percent and 15.5 percent, respectively, compared with the third quarter of fiscal 2017. In its report published August 10, 2018, the USDA’s supply estimates for both corn and soybeans were higher than analysts’ expectations. If achieved, the USDA’s current yield and harvest estimates for the United States’ 2018 corn and soybean crops would leave both grains well supplied going into fiscal 2019. Had the Company priced all of its feed grain needs for fiscal 2019 at yesterday’s closing Chicago Board of Trade prices, cash costs for grain would be $15.2 million higher during fiscal 2019 compared to this fiscal year.

Sanderson added, “The USDA expects chicken production growth of 2.3 percent during calendar 2018, which alone shouldn’t be a burdensome supply number. However, chicken will continue to compete against an abundant domestic supply of protein, which may continue to pressure market prices. As always, we will manage our business consistently regardless of market cycles.

“We continue to make progress at our new Tyler, Texas, facilities. Construction is expected to be complete during the first quarter of calendar 2019, and we look forward to the opportunities the new facilities will provide to our shareholders, our customers and our employees,” said Sanderson.

Sanderson Farms will hold a conference call to discuss this press release today, August 23, 2018, at 10:00 a.m. Central, 11:00 a.m. Eastern. Investors will have the opportunity to listen to a live internet broadcast of the conference call through the Company’s website at www.sandersonfarms.com. To listen to the live call, please go to the website at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, an internet replay will be available shortly after the call and continue through September 24, 2018. Those without internet access or who prefer to participate via telephone may call 1-888-204-4368, access code 7234032.

Sanderson Farms, Inc. is engaged in the production, processing, marketing and distribution of fresh, frozen and minimally prepared chicken. Its shares trade on the NASDAQ Global Select Market under the symbol SAFM.

This press release includes forward-looking statements within the meaning of the “safe harbor” provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are based on a number of assumptions about future events and are subject to various risks, uncertainties and other factors that may cause actual results to differ materially from the views, beliefs, projections and estimates expressed in such statements. These risks, uncertainties and other factors include, but are not limited to, those discussed under “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2017, the Company’s subsequent reports on Form 10-Q, and the following:

(1) Changes in the market price for the Company’s finished products and feed grains, both of which may fluctuate substantially and exhibit cyclical characteristics typically associated with commodity markets.

(2) Changes in economic and business conditions, monetary and fiscal policies or the amount of growth, stagnation or recession in the global or U.S. economies, any of which may affect the value of inventories, the collectability of accounts receivable or the financial integrity of customers, and the ability of the end user or consumer to afford protein.

(3) Changes in the political or economic climate, trade policies, laws and regulations or the domestic poultry industry of countries to which the Company or other companies in the poultry industry ship product, and other changes that might limit the Company’s or the industry’s access to foreign markets.

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Sanderson Farms Reports Results for Third Quarter of Fiscal 2018

August 23, 2018

(4) Changes in laws, regulations, and other activities in government agencies and similar organizations applicable to the Company and the poultry industry and changes in laws, regulations and other activities in government agencies and similar organizations related to food safety.

(5) Various inventory risks due to changes in market conditions, including, but not limited to, the risk that net realizable values of live and processed poultry inventories might be lower than the cost of such inventories, requiring a downward adjustment to record the value of such inventories at the lower of cost or net realizable value as required by generally accepted accounting principles.

(6) Changes in and effects of competition, which is significant in all markets in which the Company competes, and the effectiveness of marketing and advertising programs. The Company competes with regional and national firms, some of which have greater financial and marketing resources than the Company.

(7) Changes in accounting policies and practices adopted voluntarily by the Company or required to be adopted by accounting principles generally accepted in the United States.

(8) Disease outbreaks affecting the production, performance and/or marketability of the Company’s poultry products, or the contamination of its products.

(9) Changes in the availability and cost of labor and growers.

(10) The loss of any of the Company’s major customers.

(11) Inclement weather that could hurt Company flocks or otherwise adversely affect the Company’s operations, or changes in global weather patterns that could affect the supply and price of feed grains.

(12) Failure to respond to changing consumer preferences and negative or competitive media campaigns.

(13) Failure to successfully and efficiently start up and run a new plant or integrate any business the Company might acquire.

(14) Unfavorable results from currently pending litigation and proceedings or litigation and proceedings that could arise in the future.

Readers are cautioned not to place undue reliance on forward-looking statements made by or on behalf of Sanderson Farms. Each such statement speaks only as of the day it was made. The Company undertakes no obligation to update or to revise any forward-looking statements. The factors described above cannot be controlled by the Company. When used in this press release or in the related conference call, the words “believes,” “estimates,” “plans,” “expects,” “should,” “could,” “outlook,” and “anticipates” and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements. Examples of forward-looking statements include statements of the Company’s belief about future earnings, production levels, capital expenditures, grain prices, global economic conditions, supply and demand factors, growth plans and other industry conditions.

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Sanderson Farms Reports Results for Third Quarter of Fiscal 2018

August 23, 2018

SANDERSON FARMS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	July 31,		July 31,
	2018	2017	2018	2017
Net sales	$852,434	$931,901	$2,437,856	$2,422,285
Costs and expenses:
Cost of sales	781,568	692,585	2,187,079	1,954,259
Selling, general and administrative	55,778	62,036	163,390	151,747

	837,346	754,621	2,350,469	2,106,006

Operating income	15,088	177,280	87,387	316,279

Other income (expense):
Interest income	745	327	2,069	823
Interest expense	(519)	(515)	(1,548)	(1,375)
Other	3	3	9	8

	229	(185)	530	(544)

Income before income taxes	15,317	177,095	87,917	315,735
Income tax expense (benefit)	3,842	61,261	(16,712)	108,861

Net income	$11,475	$115,834	$104,629	$206,874

Basic earnings per share	$0.50	$5.09	$4.58	$9.10

Diluted earnings per share	$0.50	$5.09	$4.58	$9.10

Dividends per share	$0.32	$0.24	$0.96	$0.72

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Sanderson Farms Reports Results for Third Quarter of Fiscal 2018

August 23, 2018

SANDERSON FARMS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

	July 31,	October 31,
	2018	2017
	(Unaudited)	(1)
ASSETS
Current assets:
Cash and cash equivalents	$288,284	$419,285
Accounts receivable, net	130,921	138,868
Inventories	282,056	252,765
Refundable income taxes	26,266	0
Prepaid expenses and other current assets	44,235	38,620

Total current assets	771,762	849,538

Property, plant and equipment	1,869,845	1,657,084
Less accumulated depreciation	(856,039)	(780,276)

	1,013,806	876,808
Other assets	6,036	6,897

Total assets	$1,791,604	$1,733,243

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$110,220	$90,904
Dividends payable	7,308	0
Accrued expenses	71,361	101,168
Accrued income taxes	0	6,649

Total current liabilities	188,889	198,721

Claims payable and other liabilities	9,667	9,762
Deferred income taxes	68,036	91,898
Commitments and contingencies
Stockholders’ equity:
Common stock	22,838	22,803
Paid-in capital	144,407	134,999
Retained earnings	1,357,767	1,275,060

Total stockholders’ equity	1,525,012	1,432,862

Total liabilities and stockholders’ equity	$1,791,604	$1,733,243

(1)

The Condensed Consolidated Balance Sheet at October 31, 2017, was derived from the audited consolidated financial statements at that date, but does not include all of the information and footnotes required by U.S. generally accepted accounting principles for complete financial statements.

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